Exhibit 99.1

Earnings Report – December 31, 2019

Record Earnings and Record Assets

Dear Shareholders:

We are pleased to announce record earnings and record assets for your company.  Year-to-date net income was $13.1 million for the period ending December 31, 2019 compared to $12.4 million for the period ending December 31, 2018, reflecting an increase of 5.8%.  Year-to-date diluted earnings per share was $2.21 and $2.09, for December 31, 2019 and 2018, respectively.  Total assets were $1.11 billion as of December 31, 2019 compared to $1.09 billion as of December 31, 2018.

The increase in year-to-date net income from prior year was driven by the following factors:  an increase in net interest income primarily due to higher average loan balances offset by higher funding cost, and by higher provision expense due to loan growth, and higher non-interest income lifted by gains on securities combined with lower tax expense due to changes to corporate state income tax rates.

In addition to the loan growth year over year, included in the balance sheet change was a purposeful increase in our loan to deposit ratio to 88% as of December 31, 2019 from 81% as of December 31, 2018.  This change reflects the desire to have proportionally more of our earning assets in loans which are higher yields relative to securities and other investments.

Our strategy of disciplined loan growth paired with the pursuit of incremental income continues to bear fruit as evidenced by the increase in year-to-date earnings and has allowed us to invest in your company.  As an example, we opened our newest branch, located on the corner of Polo Club and Man-O-War in Lexington, on January 6, 2020.  In addition, we are currently constructing a branch near the corner of Tates Creek and Man-O-War in Lexington which we anticipate opening in the third quarter of 2020.  Although requiring additional capital, increasing the Bank’s presence in our largest market is vital to our long-term growth strategy.

While we are pleased with year-to-date net income, there is pressure on future earnings.  Specifically, the Federal Reserve’s reductions in interest rates, has compressed net interest margin while non-interest expenses have increased in accordance with our long-term growth. These factors, combined with increasing global economic weaknesses and geopolitical uncertainty, could negatively impact growth rates and ultimately earnings for your company.

For 2020, we plan to focus on meeting our customers’ loan demand needs while paying attention to declining rates and economic uncertainties.  At the same time, we will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long-term best interest of our shareholders, customers, and employees.  As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	12/31/2019	12/31/2018	Change

Assets
Cash & Due From Banks	$21,922	$25,835	(15.1)%
Federal Funds Sold	260	266	(2.3)
Interest Bearing Time Deposits	2,375	2,175	9.2
Securities	265,330	315,369	(15.9)
Loans Held for Sale	2,144	1,203	78.2
Loans	744,313	686,144	8.5
Reserve for Loan Losses	8,460	8,127	4.1
Net Loans	735,853	678,017	8.5
Bank Owned Life Insurance	18,165	10,198	78.1
Other Assets	64,741	52,949	22.3
Total Assets	$1,110,790	$1,086,012	2.3%

Liabilities & Stockholders' Equity
Deposits
Demand	$235,268	$231,429	1.7%
Savings & Interest Checking	395,680	427,967	(7.5)
Certificates of Deposit	211,705	191,046	10.8
Total Deposits	842,653	850,442	(0.9)
Repurchase Agreements	5,994	8,077	(25.8)
Other Borrowed Funds	123,635	110,387	12.0
Other Liabilities	19,245	10,313	86.6
Total Liabilities	991,527	979,219	1.3
Stockholders' Equity	119,263	106,793	11.7
Total Liabilities & Stockholders' Equity	$1,110,790	$1,086,012	2.3%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Years Ending			Three Months Ending
			Percentage			Percentage
	12/31/2019	12/31/2018	Change	12/31/2019	12/31/2018	Change
Interest Income	$45,532	$42,632	6.8%	$11,481	$11,121	3.2%
Interest Expense	8,983	6,802	32.1	2,240	2,060	8.7
Net Interest Income	36,549	35,830	2.0	9,241	9,061	2.0
Loan Loss Provision	1,250	500	150.0	425	100	325.0
Net Interest Income After Provision	35,299	35,330	(0.1)	8,816	8,961	(1.6)
Other Income	14,239	13,136	8.4	3,844	3,145	22.2
Other Expenses	35,308	34,382	2.7	9,035	8,842	2.2
Income Before Taxes	14,230	14,084	1.0	3,625	3,264	11.1
Income Taxes	1,077	1,654	(34.9)	136	328	(58.5)
Net Income	$13,153	$12,430	5.8%	$3,489	$2,936	18.8%

Selected Ratios
Return on Average Assets	1.20%	1.18%		1.24%	1.10%
Return on Average Equity	11.52	12.36		11.82	11.42

Earnings Per Share	$2.21	$2.09		$0.59	$0.49
Earnings Per Share - assuming dilution	2.21	2.09		0.59	0.49
Cash Dividends Per Share	0.680	0.625		0.170	0.160
Book Value Per Share	20.17	17.93
Tangible Book Value Per Share	17.78	15.54

Market Price	High	Low	Close
Fourth Quarter '19	$23.50	$23.11	$23.50
Third Quarter '19	$24.60	$23.03	$23.30